CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional
Information constituting parts of this Post-Effective Amendment No. 35 to the registration statement on Form N-1A (the “Registration Statement”) of our report dated January 15, 2014, relating to the financial statements and financial highlights appearing in the November 30, 2013 Annual Report to
Shareholders of Vanguard Ohio Tax-Exempt Money Market Fund and Vanguard Ohio Long-Term
Tax-Exempt Fund (comprising Vanguard Ohio Tax-Free Funds), which report is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading
“Financial Highlights” in the Prospectus and under the headings “Financial Statements” and
“Service Providers—Independent Registered Public Accounting Firm” in the Statement of Additional
Information.

/s/ PricewaterhouseCoopers LLP
Philadelphia, PA
March 24, 2014